Exhibit 99.5

May 29, 2019

Mr. Ryan Levenson
Privet Fund Management LLC
79 West Paces Ferry Road
Suite 200B
Atlanta, Georgia 30305

Dear Ryan,

On behalf of the Board of Directors (the “Board”) of Synalloy Corporation (‘’the Company”), I am writing in response to your letter, dated May 23, 2019.

There are two key points that we would like to clarify for our shareholders, as we believe that your letter has left an inaccurate impression of the Board’s position. First, as we noted in our letter of April 26, 2019, the Board will consider any and all good faith offers made to purchase the Company. Building shareholder value remains the Company’s number one priority. That said, we clearly articulated in this same letter the reasons why the Board believes that a price of $20 per share does not reflect a full valuation for the Company. You state in your recent letter that the Board has been unwilling to engage, yet almost a month transpired before we heard any response from Privet to our letter of April 26, 2019. I called you on May 17, 2019 to get a status update on Privet’s position. During that call, I suggested two potential paths going forward: 1) Privet could negotiate with the Executive Committee of the Company’s Board to determine an acceptable price, or 2) Privet could tender for the shares at $20 and let the shareholders vote directly on the offer. We ended that conversation with you saying that our Board would hear from Privet shortly.

The second point that we would make is that your letter indicates that Privet has only had access to public information in preparing its offer of $20 per share for the Company. In fact, at your request, to facilitate our open discussion regarding the Company’s business plans, Privet and the Company have been parties to a Mutual Non-Disclosure Agreement since October 31, 2018. Since that time, Privet has been an insider with full access to the management team, our acquisition strategy and various targets, business unit performance, as well as other internal financial data. None of this information has been available to the general public. To suggest in your recent letter that you could react accordingly to a potentially higher valuation should you have access to non-public data is disingenuous on your part. As an insider, you have had the information to develop a fully informed offer, and it appears that $20 per share is the best you can do.

Since your initial letter of April 23, 2019, I have spoken to several of our largest shareholders representing approximately 40% of the outstanding shares. All have represented to me that $20 per share is inadequate and, not surprisingly, all are open to considering a higher price. I suspect that you heard a similar message from your own shareholder outreach. Furthermore, in our letter of April 26, 2019, which is available at www.synalloy.com, we listed the reasons we felt this offer was inadequate.

Ryan, the Board remains puzzled by Privet’s approach since our initial meeting on April 18, 2019. Following that meeting where you indicated you felt an offer of $19 per share for the Company would be fair and we told you that the valuation was too low, you said that you would meet with your advisors and come back to us directly with a revised offer. Instead, you opted to take the negotiations public with your letter of April 23, 2019. Additionally, during our phone call on May 23, 2019, following receipt of your most recent letter, you told me that the Board should be running a full process to maximize the price to shareholders. You also indicated that Privet had no interest in tendering for the Company’s shares at $20. These tactics make us wonder whether Privet is sincere in its pursuit of the Company, or if you are attempting to put the Company in play so you can exit your position.

The Board is committed to doing what is best for all shareholders. Even though the Company has not been placed for sale, either before or after your offer, the Executive Committee has full authority to negotiate with Privet to see if an acceptable price can be achieved. If there is non-public information that you and your team have not received over the past seven months while under Mutual Non-Disclosure Agreement with the Company, you need to let us know what additional information you would like to see, and we will endeavor to make it available.

I will close by reiterating what I said over the phone and earlier in this letter. Should you persist in moving forward with a plan to take Synalloy private, you should either negotiate with the Executive Committee of the Board to determine an acceptable price, or tender for the shares and let the shareholders vote directly on the offer. This back and forth letter writing about an inadequate $20 per share offer is distracting and counter to our goal of building shareholder value. It’s time to move forward, one way or another.

We look forward to hearing from you at your earliest convenience.

Exhibit 99.5

Sincerely,

Craig C. Bram
President and CEO

cc:    Mr. Murray H. Wright, Chairman of the Board and Executive Committee Member
    Mr. Henry Guy, Director and Executive Committee Member